Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258556

PROSPECTUS

$300,000,000

Ordinary Shares

American Depositary Shares representing Ordinary Shares

Debt Securities

Warrants

This prospectus will allow us to issue, from time to time at prices and on terms to be determined at or prior to the time of the offering, up to $300,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer American Depositary Shares, or ADSs, representing ordinary shares upon conversion of or exchange for the debt securities or upon the exercise of the warrants.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our securities may be sold directly by us to you, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 8 of this prospectus under the caption “Risk Factors” and under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated by reference into this prospectus. We may also include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer ordinary shares, including ADSs representing our ordinary shares, debt securities and/or warrants in one or more offerings, with a total aggregate offering price of up to $300,000,000. This prospectus provides you with a general description of the securities we may offer.

Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before investing in any of the securities offered.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Neither we, nor any agent, underwriter or dealer has authorized any person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus prepared by or on behalf of us or to which we have referred you. This prospectus, any applicable supplement to this prospectus or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any applicable supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered, or securities are sold, on a later date.

This prospectus and the information incorporated herein by reference contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated in this prospectus, “Autolus,” “the company,” “our company,” “we,” “us” and “our” refer to Autolus Therapeutics plc and its subsidiaries.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent filings with the SEC including our Annual Reports on Form 20-F and reports on Form 6-K, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Company Overview

We are a biopharmaceutical company developing next-generation programmed T cell therapies for the treatment of cancer. Using our broad suite of proprietary and modular T cell programming technologies, we are engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognize cancer cells, break down their defense mechanisms and attack and kill these cells. We believe our programmed T cell therapies have the potential to be best-in-class and offer cancer patients substantial benefits over the existing standard of care, including the potential for cure in some patients.

Cancers thrive on their ability to fend off T cells by evading recognition by T cells and by establishing other defense mechanisms, such as checkpoint inhibition and creating a hostile microenvironment. Our T cell programming technologies allow us to tailor our therapies to address the specific cancer we are targeting and introduce new programming modules into a patient’s T cells to give those T cells improved properties to better recognize cancer cells and overcome fundamental cancer defense mechanisms. We believe our leadership in T cell programming technologies will provide us with a competitive advantage as we look to develop future generations of T cell therapies targeting both hematological cancers and solid tumors.

Our current clinical-stage pipeline comprises five programs being developed in seven hematological and solid tumor indications. We have worldwide commercial rights to all of our programmed T cell therapies.

Our current clinical-stage programs are:

Obe-cel (AUTO1) :	A CD19-targeting programmed T cell investigational therapy with a CD19 binder designed to improve the efficacy and safety profile, as compared to other CD19 CAR T therapies. In December 2020, we announced updated data that supports obecabtagene autoleucel’s (obe-cel) anti-leukemia activity in the absence of severe cytokine release syndrome, or CRS, in ALLCAR19, an ongoing Phase 1 clinical trial in adult patients with relapsed or refractory acute B lymphocytic leukemia, or adult ALL. Data presented showed Obe-cel was well tolerated, despite patients having high disease burden and being heavily pre-treated. High level of sustained complete response rate, or CR, were achieved without need for subsequent stem cell transplant and durability of remissions was highly encouraging. In June 2021, we provided a further update from the ALLCAR-19 Phase 1 study at the 2021 European Hematology Association (EHA) Virtual Congress, which further supported this profile. As of the May 17, 2021 data cut off we reported an ORR and MRD Negative CR of 85% from 20 treated patients and a 12 month morphological EFS of 50.2%, which was sustained at 24 months. Obe-cel continued to be well tolerated, with no Grade ≥3 CRS and 15% Grade ≥3 NE/ICANS. We initiated a Phase 1b/2 clinical trial, FELIX, of obe-cel for the treatment of adult ALL in 2020. This trial may potentially be a registrational trial. In April 2021, we announced that we received PRIority MEdicines (PRIME) designation from the European Medicines Agency (EMA) for obe-cel for the treatment of relapsed/refractory adult B-cell ALL and in June 2021, we announced that we received innovative licensing and access pathway (ILAP) designation from the UK Medicines and Healthcare products Regulatory Agency (MHRA) for Obe-cel in adult ALL. In addition, we are exploring activity for Obe-cel in other B-Cell malignancies. The Obe-cel ALLCAR19 Phase 1 trial has been extended in B cell lymphomas including indolent NHL, or iNHL, and chronic lymphocytic leukemia, or CLL. We presented a data update from Cohort D of this ALLCAR19 extension study at the 2021 European Hematology Association (EHA) Virtual Congress in June 2021. As of the data cut-off date of May 17, 2021, 9 r/r B-NHL patients (7 Follicular Lymphoma, 2 Mantle Cell Lymphoma) infused with obe-cel achieved a complete metabolic response. At last follow-up, 8/9 were disease-free (median follow up of 6.1 months; with a range 4.0 - 8.1m), 1/9 patients died on study from COVID-19 whilst in remission at month 6 of follow-up, 1/9 relapsed with small volume subcutaneous CD19+ disease which was salvaged with radiotherapy and no patients experienced ICANS of any grade or ≥ grade 3 CRS. Additional cohorts are being explored, and further data is planned for Q4 2021. Furthermore, Obe-cel is also being investigated in primary CNS lymphoma, or PCNSL, in collaboration with our academic partner University College London, or UCL, in an exploratory Phase 1 clinical trial called CAROUSEL, with data expected in Q1 2022.

AUTO1/22:	We commenced a Phase 1 clinical trial in pediatric patients with relapsed or refractory ALL with our next-generation product candidate, AUTO1/22, (previously designated AUTO1NG) in the fourth quarter of 2020. AUTO1/22 is a dual-targeting CAR-T which builds on the AUTO1 approach utilizing the same CD19 CAR, alongside a novel CD22 CAR designed to reduce antigen negative relapse of disease. We expect to report initial data from this trial in the fourth quarter of 2021.

AUTO3:

The first dual-targeting, bicistronic, or having two chimeric antigen receptors within one vector, programmed T cell investigational therapy for the treatment of relapsed or refractory diffuse large B-cell lymphoma, or r/r DLBCL, independently targeting B-lymphocyte antigens CD19 and CD22.

DLBCL (ALEXANDER Trial): We initiated a Phase 1/2 clinical trial of AUTO3 in DLBCL in the third quarter of 2017 and reported initial data from the dose-escalation phase of the trial in the fourth quarter of 2018. Since then, we have periodically reported updated safety and efficacy results indicating that AUTO3 was generally well tolerated. In January 2021, we announced our intent to seek a partner for the AUTO3 program before progressing the program into the next phase of development.

AUTO4:	A programmed T cell investigational therapy for the treatment of peripheral T-cell lymphoma targeting TRBC1. Unique targeting of TRBC1 potentially opens a new therapeutic approach. The preclinical study package suggested selective binding and anti-tumor activity of TRBC1 and TRBC2 CARs in vitro and in vivo. We initiated a Phase 1/2 clinical trial in the fourth quarter of 2018 and we expect to report Phase 1 interim data in H1 2022.

AUTO6:	A programmed T cell investigational therapy targeting GD2 in development for the treatment of neuroblastoma utilizing a new binder designed to minimize on-target, off-tumor toxicity, humanized to reduce immunogenicity, including RQR8 safety switch. Findings from a Phase 1 clinical trial with AUTO6 were published in November 2020 and provide evidence that AUTO6 induces clinical activity in this solid tumor setting without inducing on-target off-tumor toxicity. We are developing a next-generation product candidate, which we refer to as AUTO6NG, which builds on this approach utilizing the same GD2 CAR alongside additional programming modules designed to enhance the activity and persistence. In June 2020, we presented preclinical data of AUTO6NG, including data from a tumor model in small cell lung cancer indicating that GD2 is an attractive target for programmed T cell therapies in that indication. We expect to initiate a Phase 1/2 clinical trial of AUTO6NG in H1 2022.

Our Pipeline

Our product pipeline is built on our core principles of modular innovation with protein-based cell programming focused on advanced targeting, pharmacological control and enhancement of activity. After identifying a cancer target, we select the suite of programming modules that we believe is best suited to target that particular cancer based on the latest clinical data and the results of our cancer research. The particular modules selected may vary, and not every product candidate, including our current product candidates, contain all categories of modules. A viral vector is used to introduce combinations of these modules into the DNA of the T cells, as depicted in the graphic below. The diagram below shows how our programming modules relate to our product candidates.

Our programs have been highly tailored and specifically engineered via our proprietary modules, and have the potential to be truly differentiated assets that could address limitations of current treatments and provide innovative options for patients.

AUTO1 has an optimized engagement of the CD19 target designed to enhance the persistence of AUTO1. We believe that these properties may enable AUTO1 to be a suitable candidate for the treatment of adult patients with ALL, who tend to be less tolerant of severe toxicity than children with ALL. There are currently no CAR T cell therapies approved for the treatment of adult ALL. AUTO1/22 builds on the AUTO1 approach utilizing the same CD19 CAR alongside a novel CD22 CAR designed to reduce antigen negative relapse of disease.

AUTO3 is designed to address a key escape route used by hematological cancers in response to T cell therapies. Cancer cells often mutate and cease to express the antigen that current therapies were designed to recognize. This loss of the target antigen can lead to antigen negative relapse of disease. Consequently, we have developed AUTO3 to employ a dual-targeting mechanism because we believe it may improve response rate and durability of treatment response and reduce the frequency of cancer relapse when compared to other currently approved single-targeting T cell therapies, including other CAR T cell therapies.

AUTO4, which we are developing for the treatment of peripheral T-cell lymphoma, employs a novel and differentiated treatment approach. AUTO4 is designed to selectively kill cancerous T cells in a manner that we believe will preserve a portion of the patient’s normal, healthy T cells to maintain immunity. It targets an antigen, TRBC1 found on approximately 40% of T cell lymphomas. Since our AUTO4 approach is a novel mechanism to target T cells, we have also programmed the product candidate with a “safety switch” in order to allow physicians to manage toxicity by eliminating the programmed T cells if a patient experiences severe adverse side effects from the treatment.

AUTO5 is a preclinical TRBC2 programmed T cell product candidate for the treatment of peripheral T-cell lymphoma. TRBC2 is found on approximately 60% of T cell lymphomas. We plan to progress AUTO5 into the clinic in the first half of 2022, subject to clinical data from the AUTO4 program.

We are developing AUTO6NG, which builds upon AUTO6 data by incorporating additional programming modules intended to enhance efficacy by aiming to extend persistence, and address the layers of defense that cancer cells deploy to evade T cell killing.

AUTO7, our anti-PSMA humanized CAR T candidate, is being developed for prostate cancer indications and is expected to start clinical development in the first half of 2022. AUTO7 is designed to tackle the complex solid tumor environment, through the addition of modules, introduced in the cells via a gamma retro-viral vector, for potentially improved persistence and resistance in prostate cancer.

AUTO8 is our next-generation product candidate for multiple myeloma which targets both BCMA and a second, undisclosed target. We also plan on incorporating in this investigational CAR T cell therapy two programming modules, a dominant negative TGFßRII protein and a truncated SHP2 protein, designed to block inhibitory signals from the tumor microenvironment. We believe that the final design of AUTO8 has the potential to induce deep and durable responses and extend the durability of effect over other BCMA CARs currently in development. We expect to initiate a Phase 1 clinical trial in multiple myeloma in the second half of 2021.

We expect to continue in 2021 to expand our suite of cell programming technologies to include programming modules designed for allogeneic applications. A first novel allogeneic program is expected to enter the clinic in 2021.

The manufacture and delivery of programmed T cell therapies to patients involves complex, integrated processes, including harvesting T cells from patients, programming the T cells ex vivo, or outside the body, multiplying the programmed T cells to obtain the desired dose, and ultimately infusing the programmed T cells back into a patient’s body. Providing T cell therapies to patients in a commercially successful manner requires a manufacturing process that is reliable, scalable and economical. We are using a semi-automated, fully enclosed system for cell manufacturing, which is designed to provide a common platform suitable for manufacturing all of our product candidates and to allow for rapid development of our product candidates through clinical trial phases and the regulatory approval processes. In addition, this platform allows for parallel processing and the ability to scale for commercial supply in a controlled environment and at an economical cost. We intend to continue building internal manufacturing and supply capabilities as well as to utilize the expertise of collaborators on some of the aspects of product delivery, logistics and capacity expansion. Having established manufacturing processes suitable for commercialization early in the development of our T cell therapies allows us to focus on further expanding our manufacturing capacity during our clinical trials.

We anticipate that the market for T cell therapies will be characterized by rapid cycling of product improvements. We believe our modular approach to T cell programming and the common manufacturing platform used across all our T cell therapies will position us to more quickly develop follow-on, or next- generation, product candidates with enhanced characteristics, such as pharmacological control, insensitivity to checkpoint inhibition or other desirable features.

Corporate Information

We were incorporated under the laws of England and Wales in February 2018. Our registered office is located at Forest House, 58 Wood Lane, London W12 7RZ, United Kingdom and our telephone number is +44 20 3829 6230. Our website address is www.autolus.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies in the United States. These provisions include:

•	reduced executive compensation disclosure; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may choose to take advantage of some but not all of these reduced disclosure requirements. We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest to occur of: (1) (a) December 31, 2023, which is the last day of the fiscal year following the fifth anniversary of our initial public offering, (b) the last day of the fiscal year in which our annual gross revenue is $1.07 billion or more, or (c) the date on which we are deemed to be a “large accelerated filer,” under the rules of the SEC which means the market value of our equity securities that are held by non-affiliates exceeds $700 million as of the end of our second quarter and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

We report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	the requirement to comply with Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material information;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

The Securities We May Offer

Under this prospectus, we may offer ordinary shares, ADSs representing our ordinary shares, various series of debt securities or warrants to purchase any of such securities, either individually or in units, with a total aggregate offering price of up to $300,000,000, from time to time at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any; and

•	conversion or exercise prices, if any.

The prospectus supplement, and any related free writing prospectus that we may authorize to be provided to you, also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement or free writing prospectus will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, as updated by our subsequent filings, which are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include, but are not limited to, statements about:

•

the development of our product candidates, including statements regarding the timing of initiation, completion and the outcome of clinical studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•	our ability to advance our product candidates into, and successfully complete, clinical trials;

•

our ability to obtain and maintain regulatory approval of our product candidates in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

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the interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel, quarantines or social distancing protocols imposed or recommended by federal or state governments, employers and others in connection with the ongoing coronavirus 2019, or COVID-19, pandemic;

•	our ability to license additional intellectual property relating to our product candidates from third parties and to comply with our existing license agreement;

•	our plans to research, develop, manufacture and commercialize our product candidates;

•

the timing or likelihood of regulatory filings and approvals for our product candidates, along with regulatory developments in the United States, European Union, the United Kingdom and other foreign countries;

•

the size and growth potential of the markets for our product candidates, if approved, and the rate and degree of market acceptance of our product candidates, including reimbursement that may be received from payors;

•	our ability to raise additional capital;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our ability to attract collaborators with development, regulatory and commercialization expertise;

•	our expectations regarding our ability to obtain and maintain intellectual property protection;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•	the scalability and commercial viability of our manufacturing methods and processes;

•	the success of competing therapies that are or may become available;

•	whether we are classified as a PFIC for current and future periods; and

•	our estimates regarding future expenses, revenues and needs for additional financing and the accuracy thereof.

You should refer to the important factors in the cautionary statements included in this prospectus and in the other documents incorporated herein, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus, any applicable prospectus supplement, any free writing prospectuses that we may authorize for use in connection with an offering and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

CAPITALIZATION

The following table presents our total capitalization and cash as of June 30, 2021 derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus. You should read the financial data in the following table in conjunction with our financial statements and related notes incorporated by reference into this prospectus.

June 30, 2021
(unaudited) (in thousands)
Current assets:
Cash and restricted cash	$216,562
Shareholders’ equity:
Ordinary shares, $0.000042 nominal value; 200,000,000 shares authorized as of June 30, 2021; 72,742,582 shares issued and outstanding at June 30, 2021	3
Deferred shares, £0.00001 nominal value; 34,425 shares authorized, issued and outstanding at June 30, 2021	—
Deferred B shares, £0.00099 nominal value; 88,893,548 shares authorized, issued and outstanding at June 30, 2021	118
Deferred C shares, £0.000008 nominal value; 1 share authorized, issued and outstanding at June 30, 2021	—
Additional paid-in capital	732,290
Accumulated other comprehensive loss	(3,046)
Accumulated deficit	(445,683)

Total shareholders’ equity	283,682

Total capitalization	$283,682

The number of ordinary shares outstanding in the table above does not include:

•

869,833 ordinary shares issuable upon the exercise of share options outstanding under our 2017 Share Option Plan, or the 2017 Plan, as of June 30, 2021, at a weighted average exercise price of $6.35 per share;

•

5,629,601 ordinary shares issuable upon the exercise of share options outstanding under our 2018 Equity Incentive Plan, or the 2018 Plan, as of June 30, 2021, at a weighted average exercise price of $16.26 per share; and

•	1,095,150 ordinary shares authorized for future issuance under our 2018 Plan as of June 30, 2021.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or in any free writing prospectus that we may authorized to be provided to you in connection with a specific offering, we intend to use any net proceeds from the sale of securities under this prospectus to fund activities relating to the continued clinical development of our product candidates and for other general corporate purposes, including, but not limited to, working capital, capital expenditures, investments, acquisitions, should we choose to pursue any, and collaborations. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade and interest-bearing securities.

PLAN OF DISTRIBUTION

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time, and may enter into arrangements for “at-the-market,” equity line or similar transactions. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•

if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority, Inc., or FINRA.

ADSs representing our ordinary shares sold pursuant to the registration statement of which this prospectus is a part will be authorized for listing and trading on The Nasdaq Global Select Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The Nasdaq Global Select Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Underwriters may make a market in our ADSs, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence, development or maintenance of trading markets for any of the securities.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in England and Delaware, in the United States. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of association, which are incorporated by reference herein.

General

We are a public limited company, originally incorporated pursuant to the laws of England and Wales in February 2018 as a private company with limited liability called Autolus Therapeutics Limited. Autolus Limited was originally incorporated under the laws of England and Wales in July 2014. Pursuant to the terms of our corporate reorganization carried out in June 2018, the shareholders of Autolus Limited exchanged each of the shares held by them in Autolus Limited for the same number and class of newly issued shares of Autolus Therapeutics Limited and, as a result, Autolus Limited became a wholly owned subsidiary of Autolus Therapeutics Limited. On June 18, 2018, Autolus Therapeutics Limited re-registered as a public limited company and was renamed Autolus Therapeutics plc. On June 22, 2018, our outstanding preferred and ordinary shares were converted into a single class of ordinary shares and various classes of deferred shares, and we completed our initial public offering of ADSs on the Nasdaq Global Select Market.

We are registered with the Registrar of Companies in England and Wales under number 11185179, and our registered office is at Forest House, 58 Wood Lane, London W12 7RZ, United Kingdom.

Certain resolutions were passed by our shareholders in connection with our initial public offering, including a special resolution approving the adoption of new articles of association that became effective upon the admission of our ADSs to trading on Nasdaq. Our articles of association authorize our directors, for the purposes of section 551 of the U.K. Companies Act 2006, or the Companies Act, to issue shares in the company up to a maximum aggregate nominal amount of $8,400 for a period of five years. See “—Key Provisions of Our Articles of Association” below.

Issued Share Capital

We may issue ordinary shares from time to time. Effective from June 26, 2018, the board of directors has the authority pursuant to Section 551 of the Companies Act to allot new ordinary shares in the Company up to a maximum aggregate nominal amount of $8,400. This authority runs for five years and will expire on June 26, 2023. In addition, statutory preemption rights under Section 561(1) of the Companies Act have been disapplied in respect of new ordinary shares issued for cash pursuant to such authorities. This authority runs for five years and will expire on June 26, 2023.

As of June 30, 2021, our issued capital share consisted of 72,742,582 ordinary shares, with a nominal value of $0.000042 per share, (ii) 34,425 deferred shares, with a nominal value of £0.00001 per share, (iii) 88,893,548 B deferred shares, with a nominal value of £0.00099 per share and (iv) 1 C deferred share, with a nominal value of £0.000008. Each issued share has been fully paid.

Ordinary Shares

Our ordinary shares have the rights and restrictions described in “—Key Provisions of Our Articles of Association” below. The following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Registered Shares

We are required by the Companies Act to keep a register of our shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. The register of members therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The register of members generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our register of members is maintained by our registrar, Computershare Investor Services plc.

Holders of our ADSs will not be treated as our shareholders and their names will therefore not be entered in our share register. The Depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

Under the Companies Act, we must enter an allotment of shares in our register of members as soon as practicable and in any event within two months of the allotment. We will perform all procedures necessary to update the register of members to reflect the ordinary shares being allotted and issued in any offering of securities registered under this Registration Statement. We also are required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the register of members if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or

•

there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such delay does not prevent dealings in the shares taking place on an open and proper basis.

Registration Rights

We and the holders of certain of our ordinary shares are parties to a registration rights agreement that provides the following registration rights, which have been waived in connection with the registration, offer and sale of securities registered under this Registration Statement:

•

Demand Registration on Form F-3 – each holder shall be entitled to unlimited demand registrations on Form F-3, if we are eligible to register shares on Form F-3, provided that these demand registration rights may only be exercised by holders who hold, in the aggregate, not less than 10% of the aggregate number of shares then outstanding and held by all holders who are party to the agreement. These demand registration rights may not be exercised more than twice in any twelve-month period.

•

Piggyback Registration – each holder shall be entitled to piggyback registration rights, subject, in the case of an underwritten offering, to customary reductions by the underwriter, provided that the aggregate number of securities of the holders included in the registration may not be reduced to less than 30% of the total number of securities registered.

•

Expenses – We will pay all registration expenses relating to the exercise of the registration rights above, including the reasonable fees and expenses of legal counsel to the participating holders up to a maximum of $50,000 in the aggregate per registration.

Preemptive Rights

English law generally provides shareholders with statutory preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders by way of a special resolution at a general meeting, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, or from the date of the shareholder special resolution, if the disapplication is by shareholder special resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). Our articles of association disapply preemptive rights for a period of five years from the date of adoption, which was June 26, 2018 in respect of the allotment of ordinary shares up to an aggregate nominal value of $8,400. This disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period). As such, preemptive rights for the allotment of ordinary shares in connection with the registration, offer and sale of securities registered under this Registration Statement have been disapplied.

Purchase of Own Shares

English law permits a public limited company to purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, subject to complying with procedural requirements under the Companies Act and provided that its articles of association do not prohibit it from doing so. Our articles of association, a summary of which is provided below, do not prohibit us from purchasing our own shares. A public limited company must not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid to be repurchased.

Any such purchase will be either a “market purchase” or “off market purchase,” each as defined in the Companies Act. A “market purchase” is a purchase made on a “recognized investment exchange” (other than an overseas exchange) as defined in the UK Financial Services and Markets Act 2000, or FSMA. An “off market purchase” is a purchase that is not made on a “recognized investment exchange.” Both “market purchases” and “off market purchases” require prior shareholder approval by way of an ordinary resolution. In the case of an “off market purchase,” a company’s shareholders, other than the shareholders from whom the company is purchasing shares, must approve the terms of the contract to purchase shares and in the case of a “market purchase,” the shareholders must approve the maximum number of shares that can be purchased and the maximum and minimum prices to be paid by the company. Both resolutions authorizing “market purchases” and “off-market purchases” must specify a date, not being later than the five years after the passing of the resolution, on which the authority to purchase is to expire.

The Nasdaq Global Select Market is an “overseas exchange” for the purposes of the Companies Act and does not fall within the definition of a “recognized investment exchange” for the purposes of FSMA and any purchase made by us would need to comply with the procedural requirements under the Companies Act that regulate “off market purchases.”

A share buy-back by a company of its shares will give rise to U.K. stamp duty reserve tax and stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company (rounded up to the next £5.00), and such stamp duty reserve tax or stamp duty will be paid by the company. The charge to stamp duty reserve tax will be cancelled or, if already paid, repaid (generally with interest), where a transfer instrument for stamp duty purposes has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves, as determined on a non-consolidated basis. The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

As a public company, it will not be sufficient that we have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement will be imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of its net assets to less than that total.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and, so far as is within his or her knowledge, particulars of any other interest that subsists or subsisted in those shares.

Under our articles of association, if a person defaults in supplying us with the required particulars in relation to the shares in question, or default shares within the prescribed period, unless our board of directors determines otherwise:

•

the member shall not be entitled in respect of the default shares to be present or to vote (either in person or by representative or proxy) at any general meeting or separate meeting of the holders of any class of shares or to exercise any other right conferred by membership in relation to any such meeting; and

•

where the default shares represent at least 0.25% of their class (calculated exclusive of any shares held as treasury shares): (a) any dividend or other money payable in respect of the default shares shall be withheld by us without liability to pay interest and the relevant shareholder shall not be entitled to elect to receive shares instead of that dividend, and(b) no transfer, other than an expected transfer, by the relevant shareholder of any default shares may be registered, unless the shareholder himself or herself is not in default and the shareholder proves to the satisfaction of the board of directors that no person in default as regards to supplying such information is interested in any of the default shares.

We may also require conversion into certificated form any Shares held by the relevant shareholder in uncertificated form.

Key Provisions of Our Articles of Association

The following is a summary of certain key provisions of our articles of association, which were adopted by a special resolution of our shareholders passed in June 2018. Please note that this is only a summary and is not intended to be exhaustive. For further information please refer to the full version of our articles of association, which is included as an exhibit to the registration statement of which this prospectus forms a part.

The articles of association contain no specific restrictions on our purpose and therefore, by virtue of section 31(1) of the Companies Act, our purpose is unrestricted.

The articles of association contain, among other things, provisions to the following effect:

Share Capital

Our share capital currently consists of ordinary shares, deferred shares, B deferred shares and C deferred shares. Subject to the Companies Act and any rights attaching to the shares already in issue, we may issue shares with such rights or restrictions as may be determined by ordinary resolution, including shares which are to be redeemed, or are liable to be redeemed at our option or the option of the holder of such shares.

Voting

Holders of ordinary shares have the right to receive notice of, and to vote at, our general meetings. Any resolution put to the vote of a general meeting must be decided exclusively on a poll. Each shareholder who is present in person (or, being a corporation, by representative) or by proxy has one vote in respect of every share held by him.

Variation of Rights

Whenever our share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either (i) with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class, (ii) with the authority of a special resolution passed at a separate meeting of the holders of the shares of that class or (iii) in any other way as expressly provided for in relation to such rights, and may be so varied and abrogated while the company is a going concern.

Dividends

We may, subject to the provisions of the Companies Act and our articles of association, by ordinary resolution from time to time declare dividends to be paid to shareholders not exceeding the amount recommended by our board of directors. Subject to the provisions of the Companies Act, in the discretion of board of directors, on the basis that our profits justify such payments, the board of directors may pay interim dividends on any class of our shares.

Any dividend unclaimed after a period of 12 years from the date such dividend was declared or became payable shall, if the board of directors resolve, be forfeited, cease to remain owing and shall revert to us. No dividend or other moneys payable on or in respect of a share shall bear interest as against us.

Transfer of Ordinary Shares

Each member may transfer all or any of his shares which are in certificated form by means of an instrument of transfer in writing in any usual form or in any other form which the board of directors may approve.

The board of directors may, in its absolute discretion, refuse to register a transfer of certificated shares unless:

(i)	it is for a share which is fully paid up;

(ii)	it is for a share upon which the company has no lien;

(iii)	it is only for one class of share;

(iv)	it is in favor of a single transferee or no more than four joint transferees;

(v)	it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty; and

(vi)

it is delivered for registration to the registered office of the company (or such other place as the board of directors may determine), accompanied (except in the case of a transfer by a person to whom the company is not required by law to issue a certificate and to whom a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the board of directors may reasonably require to prove the title of the transferor (or person renouncing) and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so.

Allotment of Shares and Preemption Rights

Subject to the Companies Act and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as the company may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the board of directors may determine (including shares which are to be redeemed, or are liable to be redeemed at the option of the company or the holder of such shares).

In accordance with section 551 of the Companies Act, the board of directors may be generally and unconditionally authorized to exercise for each prescribed period all the powers of the company to allot shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment. The authorities referred to above are included in our articles of association that became effective upon the completion of our initial public offering in June 2018 and which remain in force at the date of this prospectus.

The provisions of section 561 of the Companies Act (which confer on shareholders rights of preemption in respect of the allotment of equity securities which are paid up in cash) apply to the company except to the extent disapplied by special resolution of the shareholders of the company, or in the company’s articles of association. Such preemption rights have been disapplied by our articles of association that became effective upon the completion of our initial public offering in June 2018 and which remain in force at the date of this prospectus.

Alteration of Share Capital

In accordance with the Companies Act, the company may by ordinary resolution consolidate its share capital into shares of larger nominal value than its existing shares, or sub-divide its shares into shares of a smaller amount than the existing shares, and may in each case determine that the shares resulting from such sub-division or share consolidation may have a preference or advantage or be subject to a particular restriction.

The company may, in accordance with the Companies Act, reduce or cancel its share capital or any capital redemption reserve or share premium account in any manner and with and subject to any conditions, authorities and consents required by law.

Board of Directors

Unless otherwise determined by the company by ordinary resolution, the number of directors (other than any alternate directors) shall not be less than two and not more than 15.

Subject to the articles of association and the Companies Act, the company may by ordinary resolution appoint a person who is willing to act as a director and the board of directors shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing board of directors, provided the total number of directors shall not exceed the maximum number of 15.

Our articles of association provide that our board of directors is divided into three classes, each of which will consist, as nearly as possible, of one-third of the total number of directors constituting our entire board and which will serve staggered three-year terms. At each annual general meeting, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

At each succeeding annual general meeting of the Company following the third annual general meeting of the Company following the listing of our ADSs on the Nasdaq Global Select Market, directors shall be elected to serve for a term of three years to succeed the directors of the class whose terms expire at such annual general meetingSubject to the provisions of the articles of association, the board of directors may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, call a meeting of the directors.

The quorum for a meeting of the board of directors may be determined by the board and until otherwise determined, it is set at two directors.

Questions and matters requiring resolution arising at a meeting shall be decided by a majority of votes of the participating directors, with each director having one vote. In the case of an equality of votes, the chairman will have a casting vote or second vote, unless he or she is not entitled to vote on the resolution in question.

Directors shall be entitled to receive such remuneration as the board shall determine for their services to the company as directors, and for any other service which they undertake for the company provided that the aggregate fees payable to the directors must not exceed $2,500,000 per annum or such higher amount as may from time to time be decided by ordinary resolution. The directors shall also be entitled to be paid all reasonable expenses properly incurred by them in connection with their attendance at meetings of shareholders or class meetings, board of director or committee meetings or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the company.

The board of directors may, in accordance with the requirements in the articles of association, authorize any matter proposed to them by any director which would, if not authorized, involve a director breaching their duty under the Companies Act, to avoid conflicts of interests.

A director seeking authorization in respect of such conflict shall declare to the board of directors the nature and extent of his interest in a conflict as soon as is reasonably practicable. The director shall provide the board with such details of the matter as are necessary for the board to decide how to address the conflict together with such additional information as may be requested by the board.

Any authorization by the board of directors will be effective only if:

(i)

to the extent permitted by the Companies Act, the matter in question shall have been proposed by any director for consideration in the same way that any other matter may be proposed to the directors under the provisions of the articles of association;

(ii)	any requirement as to the quorum for consideration of the relevant matter is met without counting the conflicted director and any other conflicted director; and

(iii)	the matter is agreed to without the conflicted director voting or would be agreed to if the conflicted director’s and any other interested director’s vote is not counted.

Subject to the provisions of the Companies Act, every director, secretary or other officer of the company (other than an auditor) is entitled to be indemnified against all losses and liabilities incurred in connection with his or her duties and powers.

General Meetings

The company must convene and hold annual general meetings once a year in accordance with the Companies Act. Under the Companies Act, an annual general meeting must be called by notice of at least 21 days.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairman of the meeting which shall not be treated as part of the business of the meeting. Unless otherwise provided by the articles of association, two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Borrowing Powers

Subject to the articles of association and the Companies Act, the board of directors may exercise all of the powers of the company to:

(a)	borrow money;

(b)	indemnify and guarantee;

(c)	mortgage or charge the assets of the company;

(d)	create and issue debentures and other securities; and

(e)	give security either outright or as collateral security for any debt, liability or obligation of the company or of any third party.

The board of directors can restrict the borrowings of the company and exercise all voting and other rights or powers of control exercisable by the company in relation to its subsidiary undertakings so as to secure that the aggregate of the amounts borrowed shall not without the previous sanction of an ordinary resolution of the company exceed an amount equal to $400,000,000.

Capitalization of Profits

The directors may, if they are so authorized by an ordinary resolution of the shareholders, decide to capitalize any undivided profits of the company not required for paying any preferential dividend (whether or not they are available for distribution), or any sum standing to the credit of the company’s share premium account, capital redemption reserve or any other undistributable reserve. The directors may also, subject to the aforementioned ordinary resolution, appropriate any sum which they so decide to capitalize to the persons who would have been entitled to it if it were distributed by way of dividend and in the same proportions.

Uncertificated Shares

Subject to the Companies Act, the board of directors may permit title to shares of any class to be issued or held otherwise than by a certificate and to be transferred by means of a “relevant system” (e.g., DTC) without a certificate.

Choice of Forum

Our articles of association provide that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Apart from any cause of action arising under the Securities Act, by subscribing for or acquiring shares, shareholders submit all disputes between them and the Company or the board of directors to the exclusive jurisdiction of the English courts.

Other Relevant United Kingdom Laws and Regulations

Mandatory Bid

(i)

The City Code on Takeovers and Merger, or the Takeover Code does not currently apply to the company. However if the company were to become subject to the Takeover Code in the future, the following provisions will apply. Under Rule 9 of the Takeover Code, where:

a.

any person, together with persons acting in concert with him, acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares in which he is already interested, and in which persons acting in concert with him are interested) carry 30% or more of the voting rights of a company; or

b.

any person who, together with persons acting in concert with him, is interested in shares which in the aggregate carry not less than 30% of the voting rights of a company but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with him, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which he is interested; such person shall, except in limited circumstances, be obliged to extend offers, on the basis set out in Rules 9.3, 9.4 and 9.5 of the Takeover Code, to the holders of any class of equity share capital, whether voting or non-voting, and also to the holders of any other class of transferable securities carrying voting rights. Offers for different classes of equity share capital must be comparable; the Takeover Panel should be consulted in advance in such cases.

(ii)

An offer under Rule 9 of the Takeover Code must be in cash and at the highest price paid for any interest in the shares by the person required to make an offer or any person acting in concert with him during the 12 months prior to the announcement of the offer.

(iii)

Under the Takeover Code, a “concert party” arises where persons acting together pursuant to an agreement or understanding (whether formal or informal and whether or not in writing) actively cooperate, through the acquisition by them of an interest in shares in a company, to obtain or consolidate control of the company. “Control” means holding, or aggregate holdings, of an interest in shares carrying 30% or more of the voting rights of the company, irrespective of whether the holding or holdings give de facto control.

Squeeze-out

(i)

Under sections 979 to 982 of the Companies Act, if an offeror were to acquire, or unconditionally contract to acquire, not less than 90% in value of the ordinary shares of the company and 90% of the voting rights carried by the ordinary shares of the company, it could then compulsorily acquire the remaining 10%. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares, provided that no such notice may be served after the end of: (a) the period of three months beginning with the day after the last day on which the offer can be accepted; or (b) if earlier, and the offer is not one to which section 943(1) of the Companies Act applies, the period of six months beginning with the date of the offer.

(ii)

Six weeks following service of the notice, the offeror must send a copy of it to the company together with the consideration for the ordinary shares to which the notice relates, and an instrument of transfer executed on behalf of the outstanding shareholder(s) by a person appointed by the offeror.

(iii)	The company will hold the consideration on trust for the outstanding shareholders.

Sell-out

(i)

Sections 983 to 985 of the Companies Act also give minority shareholders in the company a right to be bought out in certain circumstances by an offeror who has made a takeover offer. If a takeover offer relating to all the ordinary shares of the company is made at any time before the end of the period within which the offer could be accepted and the offeror held or had unconditionally agreed to acquire not less than 90% in value of the voting shares and not less than 90% of the voting rights carried by those shares, any holder of shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period, or, if longer a period of three months from the date of the notice.

(ii)	If a shareholder exercises his rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Differences in Corporate Law

The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	ENGLAND	DELAWARE
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act, at least 21 days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 days’ notice is required for any other general meeting of a public limited company. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Quorum	Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person, by proxy or authorized representative under the Companies Act) shall constitute a quorum for companies with more than one member.	The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Preemptive Rights	Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as “ordinary shares,” or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant rights to subscribe for or convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers	Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, is void. Any provision by which a company directly or indirectly

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity,” or an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted; and (iii) provide a “qualifying pension scheme indemnity,” or an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan.

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•  any transaction from which the director derives an improper personal benefit.

Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (iii) any shareholder(s) holding shares in the company	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders in person or by proxy who, being entitled to vote, vote on the resolution.

Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•  the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•  the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•  to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to: (i) the likely consequences of any decision in the long-term, (ii) the interests of the company’s employees, (iii) the need to foster the company’s business relationships with suppliers, customers and others, (iv) the impact of the company’s operations on the community and the environment, (v) the desirability to maintain a reputation for high standards of business conduct, and (vi) the need to act fairly as between members of the company;

•  to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•  to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•  to exercise independent judgment;

•  to exercise reasonable care, skill and diligence;

•  not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•  to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director acts in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Shareholder Litigation	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Transfer Agent and Registrar of Shares

Our share register is maintained by Computershare Investor Services plc. The share register reflects only record owners of our ordinary shares. Holders of our ADSs are not treated as our shareholders and their names are therefore not entered in our share register. The depositary, the custodian or their nominees are the holders of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For a discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

Nasdaq Global Select Market Listing

Our ADSs are listed on The Nasdaq Global Select Market under the trading symbol “AUTL.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A., or Citibank, is the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch located at 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to registration number 333-224837.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one ordinary share that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder. The manner in which you own ADSs (e.g., in brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated) may affect your rights and obligations, and the manner in which the depositary’s services are made available to you.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Other Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Ordinary Shares

Any ordinary shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs pursuant to our instruction.

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by the legal considerations in the United States and in England and Wales applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived, disapplied or exercised;

•	you are duly authorized to deposit the ordinary shares;

•

the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements; and

•	the deposit of shares does not violate any applicable provision of English law.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by the legal considerations in the United States and in England and Wales applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:

•

temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges;

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and/or

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in section titled “Description of Share Capital and Articles of Association—Key Provision of Our Articles of Association” in this prospectus.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs as follows: the depositary will vote (or cause the custodian to vote) the securities represented by ADSs in accordance with the voting instructions received from the holders of ADSs. If the depositary does not receive voting instructions from a holder of ADSs as of the applicable ADS record date on or before the date established by the depositary for such purpose, such holder will be deemed, and the depositary will deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the securities represented by ADSs; provided, however, that no such discretionary proxy will be given by the depositary with respect to any matter to be voted upon as to which we inform the depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists or (c) the rights of holders of securities represented by ADSs may be adversely affected.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

SERVICE	FEE

Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares or upon a change in the ADS(s)-to-ordinary shares ratio), excluding ADS issuances as a result of distributions of ordinary shares

Up to $0.05 per ADS issued
Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property or upon a change in the ADS(s)-to-ordinary shares ratio, or for any other reason)	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held
Distribution of ADSs pursuant to (i) share dividends or other free share distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held
ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary

As an ADS holder, you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

Termination

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and without negligence and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate, but such limit may be changed or disregarded from time to time as the depositary deems appropriate) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AGAINST US AND/OR THE DEPOSITARY ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part. We use the term “indentures” to refer to either the senior indenture or the subordinated indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

Each indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Neither indenture limits the amount of debt securities that may be issued thereunder, and each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	title or designation;

•	the aggregate principal amount and any limit on the amount that may be issued;

•

the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

•	whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

•	the maturity date and the date or dates on which principal will be payable;

•

the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place or places where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special U.S. federal income tax considerations applicable to a series of debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities. We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our ordinary shares or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of ordinary shares or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant set forth in the debt securities of such series or the applicable indentures, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

•	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

•	reducing the principal amount of discount securities payable upon acceleration of maturity;

•	making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the applicable indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay the principal of and any premium and interest due on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our ordinary shares represented by ADSs and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for our ADSs and the number of ADSs to be received upon exercise;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms;

•	any applicable material U.S. federal income tax consequences and any applicable material U.K. tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the ADSs and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

TAXATION

The material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement pertaining to those securities.

LEGAL MATTERS

The validity of our ordinary shares, including ordinary shares in the form of ADSs being offered by this prospectus and certain other matters of English law will be passed upon for us by Cooley (UK) LLP. The validity of the warrants and certain other matters of U.S. federal law will be passed upon for us by Cooley LLP. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Autolus Therapeutics plc appearing in Autolus Therapeutics plc’s Annual Report on Form 20-F for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The registered business address of Ernst & Young LLP is Apex Plaza, Forbury Road, Reading RG1 1YE, United Kingdom.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Cooley LLP that there is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether predicated solely upon the United States securities laws, would not be automatically enforceable in England and Wales. We have also been advised by Cooley LLP that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

•

England and Wales courts had jurisdiction over the matter on enforcement and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

•

the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

•	the judgment was not procured by fraud;

•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•

the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

•	the English enforcement proceedings were commenced within the limitation period.

States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. Under the Exchange Act, we file annual reports on Form 20-F and other information with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in the United Kingdom, filed with and made public by any stock exchange on which we are listed or distributed by us to our shareholders. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

We also maintain a website at www.autolus.com through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 4, 2021;

•

Our Report on Form  6-K furnished to the SEC on April  19, 2021, including exhibit 99.1 thereto, our Report on Form  6-K furnished to the SEC on May 6, 2021, including exhibits 99.1 and 99.2 thereto and our Report on Form 6-K furnished to the SEC on August 5, 2021, including exhibits 99.1 and 99.2 thereto; and

•

The description of our ordinary shares and ADSs contained in our Registration Statement on Form 8-A, as filed with the SEC under Section 12(b) of the Exchange Act on June 19, 2018, including any amendment or report filed for the purpose of updating such description (File No. 001-38547).

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of the offering of securities under this Registration Statement. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Autolus Therapeutics plc

58 Wood Lane

London W12 7RZ

United Kingdom

+44 20 3829 6230

You may also access these documents on our website, www.autolus.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

EXPENSES ASSOCIATED WITH REGISTRATION

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby, other than the SEC registration fee and the FINRA filing fee.

SEC registration fee	$32,730.00
FINRA filing fee	45,500.00
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Printing expenses	(1)
Miscellaneous expenses	(1)

Total	$(1)

(1) These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

$300,000,000

PROSPECTUS

Ordinary Shares

American Depositary Shares representing Ordinary Shares

Debt Securities

Warrants

August 19, 2021